PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated January 10, 1997 as supplemented on February 6, 1997 and February 28, 1997)



                    Tele-Communications, Inc.
    Tele-Communications, Inc. Series A TCI Group Common Stock
                        ($1.00 Par Value)
                        -----------------

      Knight-Ridder Cablevision, Inc. (the "Selling Stockholder") sold shares of Tele-Communications, Inc.'s Tele-Communications, Inc. Series A TCI Group Common Stock ("TCOMA") on the dates, in the amounts and at the prices set forth below:

     From  February 28, 1997, through March 20, 1997, the Selling
     Stockholder sold 525,000 shares of TCOMA at prices ranging from $11.9375 per share to $13.4375 per share.

      All  525,000  shares  of TCOMA were  sold  by  the  Selling
Stockholder  to Goldman, Sachs & Co. ("Goldman"),  as  principal.
No commission or other compensation was paid to Goldman in connection with such sales.

     Immediately following the sales described above, the Selling
Stockholder owned 14,617,613 shares of TCOMA, which shares represent approximately 2.44% of the shares of TCOMA outstanding as of February 4, 1997.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             ______________________________________

    The date of this Prospectus Supplement is March 24, 1997.